Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

SCBT Financial Corporation

Columbia, South Carolina

We consent to the incorporation in Amendment No. 1 to this Registration Statement (No. 333-188089) on Form S-4 of SCBT Financial Corporation of our report dated March 20, 2012, relating to our audit of the consolidated financial statements of The Savannah Bancorp, Inc. as of December 31, 2011 and for each of the three years in the period ended December 31, 2011, and to the reference of our firm under the caption “Experts” in the Registration Statement.

Albany, Georgia
May 29, 2013

2303 DAWSON ROAD • POST OFFICE BOX 71549 • ALBANY, GEORGIA 31708-1549 • 229-446-3600 • FAX 229-446-3664 • www.mjcpa.com
MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • RSM INTERNATIONAL